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NASDAQ: EPMD                                    FOR FURTHER INFORMATION CONTACT:
FOR IMMEDIATE RELEASE                           Matthew C. Hill, CFO
                                                (856-753-8533)

              EP MEDSYSTEMS REPORTS 2002 YEAR END RESULTS WITH 25%
                              INCREASE IN REVENUES
                            CONFERENCE CALL SCHEDULED

WEST BERLIN, NJ (MARCH 14, 2003)--EP MEDSYSTEMS, INC. (NASDAQ: EPMD), a market leader in electrophysiology products used to diagnose and treat certain types of cardiac rhythm disorders, today announced record sales for the year ended December 31, 2002. Revenues rose 25% compared to the year ended December 31, 2001, from $9,933,000 to $12,419,000. Excluding a one-time charge of $1,119,000 of deferred offering costs recorded in the third quarter (of which $1,042,000 was a non-cash write-off), the loss from operations for the year was $3,929,000 compared to $4,089,000 in 2001. The net loss for the year, including the one-time charge, was $5,048,000. The basic and diluted loss per share for the year ended December 31, 2002 was $0.34 and $0.31 for the comparable period in 2001.

Sales for the fourth quarter 2002 totaled $2,925,000 versus $2,967,000 in 2001. Loss from operations was $1,540,000 for the fourth quarter as compared to $964,000 for the same period in 2001. The basic and diluted loss per share was $0.08 for the fourth quarter and $0.04 for the comparable period in 2001.

Reinhard Schmidt, EPMD's President and CEO commented, "We are pleased that we ended 2002 with a 25% growth in revenues over the prior year. This favorable top-line comparison reflects the continued acceptance of the WorkMate(R) Platform with its integrated EP-3i(TM) Stimulator along with continued success with ALERT(R) internal cardioversion platform sales in Europe. We expect to sustain revenue expansion from prior year as we roll out the recently FDA-approved ALERT(R) platform in the United States and await the regulatory approval in Europe of the ViewMate(TM) Ultrasound Catheter System and ALERT(R) CS/RA catheter system. This product pipeline continues to hold promise to contribute to improved operating performance in the coming year."

Mr. Schmidt further stated, "The Company's previously anticipated return to a normalized product and geographic mix contributed to gross margins of 59% in the fourth quarter compared to 42% in the previous quarter and 52% for the fourth quarter prior year.

We continue to expect improved operating performance in the year ahead. In the course of 2003, we expect to see a reduction in Research and Development costs as we complete the late stage validation testing and regulatory actions related to a number of new products. These activities contributed to the unfavorable year-to-year comparisons. Our product mix continues to hold promise as we focus on completing the marketing rollout of the recently FDA-approved ALERT(R) System in North America, followed by the ViewMate(TM) Ultrasound Catheter System, the ALERT(R) CS/RA catheter platform and final development of the SilverFlex(R) catheter line. We believe, the accomplishments of 2002 should begin to bear fruit in the year ahead."

Mr. Schmidt ended by commenting, "We believe the recent financing completed in January should provide us with the resources to meet our operating goal to support the new product rollouts in 2003."

The Company has scheduled a conference call to discuss its 2002 year end results. The call is scheduled to take place on Tuesday March 18th at 2:00 pm Eastern Standard Time. To participate, call (877) 780-2271. When prompted, give the operator your name, firm and phone number. The digital replay will be available for seven days by dialing (877) 519-4471 and entering 3813811 when prompted for a code.

EPMedSystems develops and markets cardiac electrophysiology ("EP") products used to diagnose and treat certain cardiac rhythm disorders. The Company's EP product line includes the EP-WorkMate(R) Electrophysiology Workstation, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters, The Alert(R) System and related internal cardioversion catheters and other disposable supplies. EPMD also has filed for regulatory approval to sell its ViewMate(TM) intracardiac ultrasound catheter system in the European Community. EPMD's shareholders include Medtronic (NYSE: MDT), Boston Scientific Corporation (NYSE: BSX), EGS Partners, H & Q Lifesciences, and Cardiac Capital LLC. For more information, visit our Website at WWW.EPMEDSYSTEMS.COM.

                               EP MEDSYSTEMS, INC.
                             SELECTED FINANCIAL DATA

                                              YEARS ENDED
                                             DECEMBER 31,
                                       --------------------------
             INCOME STATEMENT DATA         2002          2001
                                       -------------   ----------
             Net Sales                  $12,419,000    $9,933,000
             Cost of products sold        5,707,000     4,652,000
                                       -------------    ----------
                Gross Profit              6,712,000     5,281,000
             Operating expenses
              Research and development    3,289,000     2,521,000
              Sales and marketing         4,975,000     4,789,000
              General and administrative  2,604,000     2,237,000
              Deferred offering costs     1,119,000             -
                                       -------------   ----------
               Loss from operations      (5,275,000)   (4,266,000)

             Interest expense, net         (211,000)     (298,000)
             Income tax benefit             438,000       475,000
                                       -------------   ----------
                Net Loss                $(5,048,000)  $(4,089,000)
                                       =============  ============

     Basic and diluted loss per share        $(0.34)       $(0.31)
                                       =============   ===========
             Weighted Average
             Shares Outstanding          14,849,333    13,402,915
                                       =============   ===========

                                      AT DECEMBER      AT DECEMBER
      Balance Sheet Data               31, 2002         31, 2001
                                     --------------   --------------
      Cash and cash equivalents          $2,013,000    $2,343,000
      Working capital                     3,860,000     6,815,000
      Total assets                       10,928,000    12,148,000
      Total liabilities                   9,225,000     6,459,000
      Shareholder's equity                1,703,000     5,689,000

This press release contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company including, but not limited to financial forecasts for the year 2003. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the results and events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's history of losses, uncertainty of future profitability and future liquidity needs; and risks regarding regulatory approvals and demand for new and existing product as stated in the Company's annual report filed on Form 10-KSB and quarterly reports filed on form 10-QSB.

The Company cautions investors and others to review the cautionary statements set forth in this Release and in the Company's reports filed with the Securities and Exchange Commission and cautions. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of anticipated events.